Exhibit 10.6

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

MANAGED SERVER SERVICE AGREEMENT

Customer wishes Hostway to provide the products and services as set forth in this Agreement (including any Order Forms executed between the Parties) and Hostway is willing to provide such products and services under the terms and conditions specified in this Agreement.

Section A: Contact Information

Agreement Date:	September 1, 2013

Agreement is between:	Hostway Services, Inc.(“Hostway”), a Delaware Corporation of 100 North Riverside Plaza, 8th Floor, Chicago, IL 60606 Email: sales@hostway.com Telephone: 312-236-2125 Facsimile: 312-236-1958

and Customer:	Wix.com Ltd.

Company Name

Street Address	10 West 18th St.

City, State, Zip	New York, NY 10011

Telephone

Email

Section B: General

1.	Definitions

a.	“Fees” shall mean the amount payable by Customer to Hostway for the provision of the Managed Servers and Services as described in each Order Form.

b.	“Internet Network” shall mean a communications network running the TCP/IP and other Internet protocols.

c.	“Managed Server” and “server” shall mean the machine(s) listed in Section C and further specified in the Order Forms attached to this Agreement.

d.	“Order Form” shall mean in general any document agreed to between the Parties describing the specifications and configurations of the Managed Servers, the Services, and also the Fees.

e.	“Services” shall mean any or all services provided by Hostway as described in Section C and further specified in the Order Forms attached to this Agreement.

2.	Payment

The Fees for the Managed Servers and Services ordered will be set forth in each Order Form. Hostway shall invoice Customer monthly on the first of each month for the cumulative Fees owing under all current Order Forms for that month, and Customer shall pay invoices within thirty (30) days from the date of such invoice. All payments under this Agreement are subject to Hostway’s billing policy located at http://www.hostway.com/legal/terms_of_use.html. It is clarified that no changes to the Fees shall apply without the prior written consent of Customer.

3.	Term and Termination

3.1	Term and Renewal of Agreement. The term of this Agreement shall commence upon the Agreement Date above and continue for one (1) calendar year (“Term”). Upon expiration, this Agreement shall automatically renew for successive one-year terms (each also referred to as a “Term”), until Customer provides Hostway with of written notice of non-renewal at least sixty (60) days’ prior to the expiration of the then-current Term.

3.2	Order Term. Each Order Form may have its own term, including independent termination provisions and early termination fees. The Parties agree that the termination of any particular Order Form for any reason by either Party shall not terminate this Agreement. In the event that either Party elects to terminate this Agreement prior to the expiration of any particular Order Form, the Parties agree to extend the Term of the applicable provisions of this Agreement only to the extent necessary to complete the term of that Order Form unless the Parties mutually agree to terminate that Order Form concurrently with the Agreement.

3.3	Termination for Convenience. Either Party may terminate this Agreement at any time upon provision of one hundred and eighty (180) days written notice to the other Party.

3.4	Termination for Cause. Either Party may terminate this Agreement immediately upon written notice to the other Party, in the event the other Party is in material breach of any provision of this Agreement, and fails to cure such breach to the non-breaching Party’s reasonable satisfaction within thirty (30) days after the non-breaching demands its cure.

/s/ N.Z. Customer Initials	/s/ S Hostway Initials

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

3.5	On Termination. Upon expiration or termination of this Agreement, Customer must immediately discontinue use of the Managed Servers and the Services and relinquish use of the IP addresses and server names assigned to Customer by Hostway, including but not limited to pointing the DNS for Customer’s domain name(s) away from Hostway’s nameservers. Hostway shall have no obligation to provide any transition services to Customer. At all times throughout the Term, Hostway owns all right and title to the Managed Servers and the Services, and Customer acknowledges that at the end of the Term Hostway shall not transfer ownership of any hardware equipment to Customer. It shall be Customer’s sole responsibility, and Hostway shall not be responsible for, the removal of all Customer data from the Managed Servers on or before the effective date of expiration or termination of this Agreement. Hostway reserves the right to delete any Customer’s data that is left remaining on the Managed Servers for more than thirty (30) days after termination.

4.	End-user Relations

Customer is responsible for the activities of its customer base or end-users. If an end-user violates the terms of this Agreement or the TOU (further described below), Hostway shall notify Customer thereof in writing reasonably describing the violation. Any complaints received by Hostway about an end-user will be forwarded to Customer for action in accordance with the terms of this Paragraph 4. Customer shall cure or direct the relevant end-user to cure the violation within the cure period specified by Hostway in such notice (“Cure Period”), such Cure Period to be commercially reasonable given the nature of the violation. If the violation is not cured within the relevant Cure Period, Customer agrees to suspend or terminate (as applicable) that end-user’s access to the Managed Server or Services until the violation has ended. In the event of illegal activity, any activity that exposes Hostway to legal risk, or any activity that endangers the security of Hostway’s network persisting beyond the relevant Cure Period, Hostway reserves the right to suspend or terminate Customer’s account with written notice, or take any other action as Hostway may deem appropriate.

5.	Terms of Use

Under this Agreement, Customer shall comply with Hostway’s current Terms of Use (“TOU”) located at http://www.hostway.com/legal/terms_of_use.html (or such other URL as Hostway may designate) as amended, modified or updated from time to time by Hostway in its sole reasonable discretion, and which is incorporated in this Agreement by reference. Notwithstanding any term of the TOU to the contrary, Hostway shall notify Customer of any material amendment, modification, or update to the TOU, and Customer shall have one hundred and eighty (180) days from the date of such notification (“TOU Grace Period”) to review the amended terms, during which time Hostway agrees that those amended terms shall not apply to Customer unless those terms are to be made effective immediately as mandated by statute or order from an authoritative body of competent jurisdiction. During the TOU Grace Period, if Customer does not agree with the amended, modified, or updated terms of the TOU, Customer may terminate this Agreement in its entirety upon thirty (30) days’ notice. If Customer does not provide Hostway with a notice of termination within the TOU Grace Period as provided herein, then Customer will be deemed to have agreed to the amendments. Hostway does not intend to systematically monitor the content which is submitted to, stored on or distributed or disseminated by Customer or its end-users via the Services to ensure compliance with the terms of the TOU. Accordingly, Customer agrees that it shall be Customer’s responsibility to ensure that its end-users comply with the terms of the TOU. In the event of any inconsistencies between this Agreement and the TOU, the terms of this Agreement shall govern. Any provision that is described in the TOU but that is not addressed in this Agreement shall be governed by the terms of the most current version of the TOU online.

6.	IP Address Ownership

If Hostway assigns Customer an Internet Protocol address for Customer’s use, the right to use that Internet Protocol address shall belong only to Hostway, and Customer shall have no right to use that Internet Protocol address except as permitted by Hostway in its sole discretion in connection with the Services during the Term. Hostway shall maintain and control ownership of all Internet Protocol numbers and addresses that may be assigned to Customer by Hostway, and Hostway reserves the right to change or remove any and all such Internet Protocol numbers and addresses, in its sole and absolute discretion.

7.	Ownership of Customer Data

Hostway acknowledges that Customer expressly reserves the right to migrate any data, including websites, hosted on the Managed Servers to any third party provider of Customer’s choice at any time at Customer’s sole discretion, and Hostway agrees that it will not assert any ownership or other rights over such data.

Section C: Services Provided

1.	Managed Servers and Services

During the Term, Hostway shall provide to Customer, subject to the terms and conditions of this Agreement and the TOU, the Managed Server(s) and Services described in any Order Form that is executed under and attached to this Agreement. Any subsequent Order Form executed between the Parties shall reference this Agreement and be incorporated herein. The Parties hereby ratify all Order Forms or agreements for Managed Servers or Services executed prior to the Agreement Date and currently in effect, and the Parties hereby agree that all such previously executed Order Forms or agreements for Managed Servers or Services shall also be governed by the terms of this Agreement and shall be incorporated into this Agreement by reference.

2.	Support Services

2.1	Service Level Agreement. Hostway shall provide the Services in accordance with the Service Level Agreement (“SLA”) located at http://www.hostway.com/managed-servers/sla.html (or such other URL as Hostway may designate) as amended, modified or updated from time to time by Hostway in its sole reasonable discretion, and which is incorporated in this Agreement by reference. Notwithstanding the above or any term of the SLA to the contrary, Hostway shall notify Customer of any material amendment, modification, or update to the SLA, and Customer shall have one hundred and eighty (180) days from the date of such notification (“SLA Grace Period”) to review the amended terms, during which time Hostway agrees that those amended terms shall not apply to Customer unless those terms are to be made effective immediately as mandated by statute or order from an authoritative body of competent jurisdiction, or the Parties agree to effect those terms at a mutually agreed upon date. During the SLA Grace Period, if Customer does not agree with the amended, modified, or updated terms of the SLA, Customer may terminate this Agreement in its entirety upon thirty (30) days’ notice. If Customer does not provide Hostway with a notice of termination within the SLA Grace Period as provided herein, then Customer will be deemed to have agreed to the amendments. The capitalized terms in this Section C, Paragraph 2 shall have the same meaning as defined in the SLA. Nothing in the SLA shall release Hostway from its undertaking to act upon its disaster recovery plans as presented to Customer

/s/ N.Z. Customer Initials	/s/ S Hostway Initials

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

2.2	Help Desk. Customer shall have telephone, email and fax access to Hostway’s support helpdesk 24/7. The helpdesk shall be used by the Customer to submit problem reports and by Hostway to provide technical support and answer specific information requests. Hostway shall appoint a senior Network Operations Engineer as Customer’s point of contact to coordinate Customer’s maintenance/upgrades and troubleshooting requests. However, Customer agrees to follow Hostway’s ordinary support procedures.

2.3	Response and Resolution Times. Notwithstanding any term to the contrary in the SLA, the following sets forth the required deadlines for timely handling of any Hardware Issue or a Network Issue reported to Hostway by Customer:

Initial Response	Status Updates	Maximum Resolution Time
• Immediately, if reported to Hostway by phone • Within 30 minutes of notification to Hostway if reported by email or trouble ticket	Every 30 minutes from Initial Response until resolved (unless otherwise agreed by Customer)	1 hour from Initial Response by Hostway (unless otherwise agreed by Customer)

For clarity, “Initial Response” shall mean only an acknowledgement of the Hardware Issue or Network Issue as reported to Hostway by Customer.

2.4	Day Credits. Notwithstanding any term to the contrary in the SLA, this Section C, Paragraph 2.4 sets forth the calculation of Day Credits in the event Customer experiences a Hardware Issue or Network Issue.

(a)	Definitions. For the purposes of this Section C, Paragraph 2.4, the following definitions shall apply:

i.	“Day Credit” shall mean 1/30th of the monthly Fee for the particular Managed Server or the particular Service that is not Operational.

ii.	“Operational” shall mean that Customer’s Server responds to a ping-test initiated by a mutually agreed upon third-party service provider.

(b)	Hardware Issue. In the event that Hostway does not resolve a Hardware Issue within the Maximum Resolution Time described above, Hostway shall issue a Day Credit to Customer for every [***] from the time of Hostway’s Initial Response that the affected Managed Server(s) are not Operational until the time that the Hardware Issue is resolved subject to the limits described in Subsection (d) below. For clarity, down time (ie. where the Server is not Operational) experienced during scheduled maintenance is expressly excluded from eligibility for Day Credits.

(c)	Network Issue. In the event of any Network Issue, Hostway shall issue a Day Credit to Customer for every [***] from the time of Hostway’s Initial Response that the Managed Servers are unable to transmit and receive data until the time that the Network Issue is resolved subject to the limits described in Subsection (d) below. For clarity, down time experienced during scheduled maintenance is expressly excluded from eligibility for Day Credits. Customer warrants that it understands and agrees that Hostway is not responsible in any way for any connectivity issues arising from outside of Hostway’s network, and that a failed ping-test from any third party service provider is not conclusive of a Network Issue as defined under this Section C, Paragraph 2.4 or in the SLA. Customer may report a failed ping-test to Hostway pursuant to the support procedures described above, but if Hostway’s independent investigation discovers that the failure resulted from connectivity issues outside of Hostway’s network, then any down time (ie. where the Server is not Operational) experienced by Customer as a result of such connectivity issue will not be eligible for Day Credits. Nothing in the above shall release Hostway from its undertaking to act upon its disaster recovery plans as presented to Customer.

(d)	Limitation on Day Credits. In the event of a Hardware Issue or Network Issue, Hostway shall issue a Day Credit in accordance with the calculation described above up to a maximum value of $[***] in a particular calendar month (“Maximum Value”). Customer agrees that this limit represents the total combined value of Day Credits that are available to Customer for both Hardware Issues and Network Issues experienced in that particular month. Hostway and Customer agree that in the event that the total fees paid by Customer to Hostway in a particular calendar month exceed $[***], then the Maximum Value shall increase to an amount to be agreed upon by the Parties. Any Day Credits issued pursuant to this Paragraph 2.4 shall be posted to Customer’s account and applied against Customer’s next invoice(s).

2.5	Emergency Maintenance. Notwithstanding any term to the contrary in the SLA, emergency maintenance shall not be excluded from the calculation of outages or from the times that the Customer's Server is not Operational.

2.6	Scheduled Maintenance. Hostway shall provide Customer with a minimum of seven (7) days’ prior written notice of any scheduled maintenance such that the scheduled maintenance shall be performed with Customer’s consent (including with respect to the time and duration of the scheduled maintenance), which consent shall not be unreasonably withheld. Customer agrees that down time resulting from scheduled maintenance shall not be eligible for Day Credits.

2.7	Network/Hardware Resources. Hostway shall provide Customer at all times with network and hardware resources at the service levels described in Exhibit A to this Agreement.

3.	Modifications to the Services

Hostway reserves the right as described in the TOU to modify the Services, and/or any software, application, program, data, hardware, equipment, or portions or components thereof, used to provide the Services at its sole discretion, provided that such modification shall maintain the service level of the Services as described in the relevant Order Form. Notwithstanding any term of the TOU to the contrary, Hostway shall notify Customer at least one hundred and eighty (180) calendar days prior to the date that any material modification to the Services shall come into effect as against Customer, unless otherwise agreed upon in writing between the Parties. In the event that Customer does not agree with the modification to the Services, Customer may terminate this Agreement in its entirety upon thirty (30) days’ notice (provided however that during the one hundred and eighty (180)day notice period the modifications to the Services will not apply to Customer). If Customer does not provide Hostway with a notice of termination within the one hundred and eighty (180) day notice period as provided herein, then Customer will be deemed to have agreed to the modifications.

/s/ N.Z. Customer Initials	/s/ S Hostway Initials

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

Section D: Additional Terms

1.	Limitations on Services

Each Party represents and warrants that it is permitted and entitled to carry traffic or otherwise perform its obligations hereunder, and that doing so shall not conflict with any condition imposed upon it by an agreement between that Party and any third party with whom that Party connects.

2.	Limitation of Liability

To the maximum extent permitted by applicable law, in no event, and under no theory of law or equity, will either Party (including, without limitation, its executives, directors, officers, attorneys, managers, employees, consultants, contractors, agents, parent companies, subsidiaries, affiliates, third-party providers, merchants, licensors, or the like) be liable for any consequential, special, incidental, punitive or indirect damages of any kind arising out of any use of, or any inability to use, any Hostway services even if such Party has been advised of the possibility of such damages. In addition, Hostway expressly disclaims any and all liability for loss of domain names, any business or personal loss including data loss, revenues decrease, expenses increase, costs of substitute products and/or Hostway services. All claims and causes of actions arising in connection with Hostway or Hostway's services are permanently barred unless the claim or cause of action is commenced within [***] after Customer became aware of or should reasonably have become aware of the basis of the claim, regardless of any statutory limitation period allowing for a longer period. Notwithstanding anything to the contrary in this Agreement or the TOU, each Party's maximum liability under this Agreement for all damages, losses, costs and causes of actions from any and all claims (whether in contract, tort, including negligence, quasi-contract, statutory or otherwise) shall not exceed the actual dollar amount paid by Customer for the Services which gave rise to such damages, losses and causes of actions during [***] period prior to the date the damage or loss occurred or the cause of action arose. However, the Parties agree that this limitation of liability shall not apply to a Party’s obligations under Paragraph 3: Indemnification below. The terms of this Paragraph shall survive any termination of this Agreement.

3.	Indemnification

3.1	By Customer. Customer agrees to protect, defend, hold harmless, and indemnify Hostway, any third party entity related to Hostway (including, without limitation, third party vendors), and Hostway's its directors, officers, managers, employees, parent companies, subsidiaries, and affiliates from and against any and all liabilities, losses, costs, judgments, damages, third party claims, or causes of actions, including, without limitation, any and all legal fees and expenses, arising out of or resulting in any way from the Customer's use of the Services.

3.2	By Hostway. Hostway agrees to protect, defend, hold harmless, and indemnify Customer, including its directors, officers, managers, and employees, from and against any claim, action, penalty, cost or expense (including reasonable legal attorneys’ fees) arising from a third-party claim of intellectual property infringement against the Customer as a direct result of the Services as such Services are provided by Hostway to Customer. For clarity, Hostway’s indemnification obligations under this Paragraph shall not apply in the event that the alleged infringement was caused by Customer’s modification of the Services or Customer’s combination of the Services with any other product, services, or support materials, and such claim or action would not have arisen but for that modification or combination, or in the event that the alleged infringement was caused by any data uploaded to the Services by Customer or its end-users.

3.3	Indemnification Procedure. Upon becoming aware of any circumstance or legal action subject to indemnification under this Agreement (“Claim”), the indemnified party shall give prompt written notice of the Claim to the indemnifying party no later than fifteen (15) business days before the date that the response to the Claim is due; provided, however, that failure to give such notice will not relieve the indemnifying party of its obligations hereunder. The indemnifying party shall, at its option, settle or defend the Claim at its sole expense and with its counsel, which must be reasonably satisfactory to the indemnified party. The indemnified party will cooperate in all reasonable respects with the indemnifying party and its legal representatives in the investigation, trial, and defense of the Claim and any appeal; provided, however, that the indemnified party may, at its own expense and with written notice to the indemnifying party, participate, through its own legal representatives or otherwise, in the investigation, trial, and defense of the Claim and any subsequent appeal. The indemnifying party shall not enter into any settlement of the Claim that admits fault or that involves a remedy or obligation other than payment of money by the indemnifying party without the express written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. The indemnified party shall not admit fault in any Claim and/or make any payments with respect to such Claim without the prior written consent of indemnifying party.

4.	Disclaimer

Except as provided in this Agreement, the Services are provided on an as is, as available basis without warranties of any kind, either express or implied, including, but not limited to, warranties of merchantability, fitness for a particular purpose. Hostway expressly disclaims any representation or warranty that the Services will be error-free, secure or uninterrupted. No oral advice or written information given by Hostway, its employees, licensors or the like, will create a warranty; nor may Customer rely on any such information or advice. Hostway and its partners and suppliers will not be liable for any cost or damage arising either directly or indirectly from any transaction or use of the Services between Customer and any end-user or other third party.

5.	Limited Warranties

Hostway warrants that all Services shall be provided: (i) by competent, appropriately qualified and skilled personnel, in a timely, professional, workperson-like manner; (ii) in compliance with all applicable laws, rules, and regulations; (iii) in accordance with industry standards; and (iv) in accordance with the service levels set forth in this Agreement and the SLA. Customer agrees to use all Services and any information obtained through or from Hostway, at Customer’s own risk. Customer acknowledges and agrees that Hostway exercises no control over, and accepts no responsibility for, the content of the information passing through Hostway's host computers, network hubs and points of presence or the Internet. Hostway does not make any warranties as to the results that may be obtained from the use of the Services or as to the accuracy, reliability or content of any information, services or merchandise contained in or provided through the Services. Hostway is not liable, and expressly disclaims any liability, for the content of any data transferred either to or from Customer or stored by Customer or any of Customer's end-users via the Services. The terms of this section shall survive any termination of this Agreement.

/s/ N.Z. Customer Initials	/s/ S Hostway Initials

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

6.	Confidential Information

6.1	Definition. The term, “Confidential Information”, shall mean any information relating to, available to, or disclosed pursuant to this Agreement, including, but not limited to, information relating to either Party’s products, services and/or service plans, trade secrets, inventions, data, designs, reports, analyses, costs, prices and names, patients, patient information, customer lists, finances, marketing plans, business plans, strategic plans or business opportunities. “Confidential Information” shall not, however, include information that: (i) is or becomes generally known or available by publication, or otherwise through no fault of the receiving Party; (ii) is lawfully known by the receiving Party at the time of disclosure and is not subject to restriction; (iii) is independently developed by the receiving Party; (iv) is lawfully obtained from a third party that rightfully makes such disclosure without breach of a duty of confidentiality; (v) is made generally available by the disclosing Party without restriction on disclosure; or (vi) is required by law to be disclosed by the receiving Party, provided that the receiving Party gives the disclosing Party prompt written notice of such requirement where legally permissible prior to such disclosure and, if requested by the disclosing Party, assists in obtaining an order protecting the information from public disclosure.

6.2	Nonuse and Nondisclosure. Each Party agrees not to use any Confidential Information of the other Party for any purpose except for performing their respective obligations pursuant to this Agreement, and, with regard to Customer, in the course of using the Services for their intended purposes. Each Party agrees to limit disclosure of any Confidential Information of the other Party to those agents, business consultants, representatives or employees of the receiving Party who are required to have the information in order to evaluate or engage in discussions concerning the contemplated business relationship, and with regard to Customer, those who may use the Services. Neither Party shall reverse engineer, disassemble or decompile any software or other tangible objects which are provided as the other Party's Confidential Information. Each Party agrees to take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other Party. Neither Party shall remove the other Party's proprietary rights notices on any copies. Each Party shall immediately notify the other Party in the event of any unauthorized use or disclosure of the Confidential Information.

6.3	Injunctive Relief. Each Party agrees that any violation of this Section 6 may cause irreparable injury to the other Party for which monetary damages would not protect. Each Party agrees that if a court of competent jurisdiction determines that one Party has breached, or attempted or threatened to breach, any of its confidentiality obligations to the other Party, such other Party will be entitled to seek appropriate injunctive relief and other measures restraining further attempted or threatened breaches of such obligations.

7.	Authorizations

All undertakings and obligations assumed hereunder by either Party are subject to all applicable existing and future laws, rules and regulations, and are further subject to the issuance and continuance of all necessary governmental licenses, waivers, consents, registrations, permissions and approvals.

8.	Force Majeure

No failure or omission by either Party to carry out or observe any of the terms and conditions of this Agreement shall give rise to any claim against the Party in question or be deemed to be a breach of this Agreement if such failure or omission arises from any cause reasonably beyond the control of that Party, such as but not limited to, acts of God, wars, insurrection, civil commotions, riots, national disasters, earthquakes, strikes, fires, floods, water damage, explosions, shortages of labor or materials, labor disputes, transportation problems, accidents, embargoes, or governmental restrictions (a “Force Majeure Event”). Each Party shall give the other notice in the event it experiences a failure or delay due to a Force Majeure Event. Upon such notice, the Party affected by the Force Majeure Event may delay performance hereunder during the pendency of such Force Majeure Event, and shall have no liability for such delays, provided that the affected Party shall make reasonable efforts to mitigate the effect of any Force Majeure Event. Nothing in the above shall release Hostway from its undertaking to act upon its disaster recovery plans as presented to Customer.

9.	Relationship of Parties

In their performance hereunder the parties are acting as independent contractors, and nothing contained herein shall be construed to create a partnership, joint venture or other agency relationship between the parties.

10.	Inspection Rights

Upon a thirty (30) days advance notice and no more than once per calendar year per data center, Hostway will permit Customer and/or its designated representatives, during normal business hours and at mutually agreeable times, to visit each of Hostway’s facilities and review and to make copies of those of Hostway’s records and other documentation (including technical data) solely related to Customer’s Servers in order to monitor Hostway’s performance of the Services and the performance of its undertakings pursuant to this Agreement. Only if Customer so requests in its advance notice to Hostway, Hostway may permit Customer to review records and data that are related to Hostway’s common use systems, but Customer shall not be permitted to make any copies or notes regarding the records or data related to those systems.

11.	Notices

All notices between the parties required or permitted hereunder shall be effective if hand delivered or sent by post or courier, postage or fees paid, or by facsimile or electronic mail to the addresses specified in Section A: Contact Information.

12.	Entire Agreement

This Agreement, including the TOU incorporated herein by reference, represents the entire understanding and agreement between the parties regarding the subject matter hereof and supersedes all other prior and contemporaneous agreements, understandings, negotiations, and discussions between the parties with respect to such subject matter. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, USA, without regard to the conflicts principles thereof.

13.	Severability

If any provision of this agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect.

14.	Amendment

This Agreement may be modified by a written amendment signed by both parties.

15.	No Third Party Beneficiaries

Nothing contained in this Agreement shall be deemed to confer any rights in any third party not a signatory to this Agreement.

/s/ N.Z. Customer Initials	/s/ S Hostway Initials

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

16.	Disputes

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois, United States of America, and the courts of the judicial district of county of Cook shall have exclusive jurisdiction in respect of any proceeding in connection with this Agreement.

14.	Assignment

The rights and liabilities of the Parties hereto will bind and inure to the benefit of the Parties’ respective successors, executors, administrators, and assigns, as the case may be. Customer may not assign or delegate Customer’s rights or obligations under this Agreement, either in whole or in part, without Hostway’s prior written consent, except such written consent shall not be required where such assignment is to an affiliate of Customer’s or to a third party who succeeds to all or substantially all of Customer’s business, stock, or assets, and such successor agrees to assume Customer’s obligations under this Agreement.

15.	Waiver

Any waiver of a breach or provision of this Agreement will extend and apply only to the particular breach or provision of this Agreement so waived and will not limit or affect the rights of the waiving Party in respect of any future breach or any other provision under this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

16.	Execution of Agreement

This Agreement may be executed in counterparts and by facsimile, each of which so executed will be deemed to be an original, and such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their respective authorized representatives to sign this Agreement on their behalf, effective as of the date first written above.

Agreed by:		Agreed by:

HOSTWAY SERVICES, INC.		WIX.COM LTD.

Signature:	/s/ Samantha Mak	Signature:	/s/ Nir Zohar
Name:	Samantha Mak	Name :	Nir Zohar
Title:	Corporate Counsel	Title:	Chief Operating Officer
Date:		Date:	September 1, 2013

/s/ N.Z. Customer Initials	/s/ S Hostway Initials

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

EXHIBIT A

Network and Hardware Resources

[***]

In addition, the guaranteed aggregate bandwidth of the Servers shall be [***]gpbs with [***]gpbs burst

/s/ N.Z. Customer Initials	/s/ S Hostway Initials

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

ADDENDUM 1

This Addendum is in addition to, and incorporated as part of, the Managed Server Agreement dated September 1, 2013 (“Agreement”) by and between Hostway of 100 North Riverside Plaza, 8th Floor, Chicago, Illinois 60606 and Wix.com of 10 West, 18 Street, Floor 6, New York, New York 10011 (“Wix”). All terms in this Addendum beginning with capital letters, and/or all undefined terms, shall take on the same definition as in the Agreement or in Hostway’s Terms of Use (available online at http://www.hostway.com/legal/terms_of_use.html) (“TOU”) as applicable.

Hostway and Wix hereby agree to the following terms and conditions:

1.	Discount Structure. Effective as of March 1, 2013, Hostway agrees to apply the following rates of discount to the monthly fee for each server provisioned to Wix’s account:

Server Online Date	Discount
0 Years	[***	]
1 Year	[***	]
2 Years	[***	]
3 Years	[***	]

The discount structure described above applies to current, active servers as well as any new servers that may be provisioned following the effective date of this Addendum. For the purposes of this discount structure, the “Server Online Date” shall mean the age of a server calculated from the date on which that particular server was provisioned to Wix, and it does not reflect the physical age of the server. Hostway shall review Wix’s account on a biannual basis on January 1 and July 1 (each a “Review Date”) to determine the ages of the servers provisioned to Wix. If a server has passed its anniversary date by the Review Date, then Hostway shall adjust that server’s monthly fee to reflect the relevant discount described above. The discounts determined hereunder shall be applied from the following month’s invoice.

2.	No Other Amendments. Except as provided herein this Addendum, all the terms and conditions of the Agreement, the TOU, and all Order Forms shall remain in full force and effect. In the event of any conflict between this Amendment and the Order Form or the TOU, this Amendment shall supersede and control in all respects.

3.	Complete Agreement. This Addendum, the Agreement, the TOU, and all the Order Form currently in effect shall together constitute the complete agreement between Hostway and Customer relating to the subject matter hereof and supersedes all other understandings, representations, warranties, and agreements relating hereto, whether verbal, written, or otherwise.

The parties have caused this Addendum to be duly executed by their authorized representatives. This Addendum is effective as of the date of the last signature below.

/s/ N.Z. Customer Initials	/s/ S Hostway Initials

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

HOSTWAY SERVICES, INC.		WIX.COM LTD.

By:	/s/ Samantha Mak	By:	/s/ Nir Zohar
Name:	Samantha Mak	Name:	Nir Zohar
Title:	Corporate Counsel	Title:	Chief Operating Officer
Date:	2013/09/19	Date:

/s/ N.Z. Customer Initials	/s/ S Hostway Initials

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.